Exhibit 10.3

EXECUTION COPY
ACCELERIZE NEW MEDIA, INC.
1280 Helms Road
Columbia Falls, MT 59912

Mr. Chris Meredith

AGREEMENT entered into as of the 1st day of January, 2007, by and between Accelerize New Media, Inc., a Delaware corporation with headquarters at 6477 HWY 93 South, Suite 303, Whitefish, MT 59937 (the “Company”), and Chris Meredith, a natural person, residing at 1982 Asylum Avenue, West Hartford, CT 06117 (the “Employee”).

The following sets out the terms of your employment with the Company, effective as of January 1, 2007.

1. Term. The Company shall employ you subject to the terms and conditions of this letter through the earlier of January 1, 2010 or such date as this Agreement shall terminate or expire as provided herein (the “Term”); provided that you shall have the option to renew for an additional 2 year term by giving written notice to the Company of your intention to do so 60 days before the expiration of the Term. If this option is exercised the word “Term” shall include such additional 2 year period. You and the Company may also elect to continue your employment after expiration of the Term or the renewal period on such terms and conditions of employment as are mutually agreed upon; provided further that Section 8 of this Agreement shall continue in full force and effect during any period in which you are employed by the Company, including without limitation, any period of employment following the Term and shall survive the termination of your employment.

2. Duties. You shall be employed in the position of Chief Technical Officer. You will also serve as a Board Member on the Board of Directors. You shall (a) be responsible, subject to the board of directors of the Company (the “Board”) and the President of the Company, for participating in the management and direction of the Company, (b) perform all duties incident to such offices and (c) perform such other tasks, consistent with your position with the Company, as may from time to time be assigned to you by the Board or other officers of the Company. You shall devote substantially all of your business time, labor, skill, and best ability to the performance of your duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company. During the term of your employment, you shall not directly or indirectly pursue any other business activity which unreasonably interferes with the performance of your duties and responsibilities hereunder; provided, however, that you may serve on civic or other charitable boards or committees and manage personal investments, so long as such activities do not interfere in any material respect with the performance of your duties and responsibilities hereunder.

3. Compensation.

Base Salary. During the Term you shall receive an annual base salary (the “Annual Base Salary”) of One Hundred Fifty Thousand Dollars ($150,000) for your position as Chief Technical Officer of the Company. The Annual Base Salary shall be payable in accordance with the Company’s payroll practices as in effect from time to time, subject to applicable withholding and other taxes.

4. Additional Benefits.

(a) Business Expenses. The Company shall reimburse you for reasonable and properly documented business expenses incurred by you in connection with your employment by the Company, including but not limited to your monthly cell phone charges for business related calls and emails in accordance with Company policy.

(b) Benefit Plans and Programs. During the Term, the Company shall reimburse you for your health insurance premiums as and to the extent set forth on Exhibit A.

(c) Stock Option Plan. You shall, to the extent you are otherwise eligible, be entitled to participate in the Company’s stock option plan; provided that any grant of options shall be subject to vesting and other terms and conditions as may be determined by the Board of Directors of the Company. Upon execution of this agreement, you shall be granted a non-qualified stock option (an “NSO”) to purchase 200,000 shares of the Company’s common stock subject to the terms and conditions of the option agreement between the Company and you relating to such option of even date herewith (the “NSO Agreement”).

5. Illness or Disability. If, because of your illness or other disability for a continuous period of more than 45 days, you are unable to render the services required by the Company as provided herein, the Company may end the Term and the Company may terminate your employment hereunder, by written notice. Upon such termination, if any, you shall not be entitled to any further payments of any nature, except for payment of (a) any earned but unpaid Annual Base Salary and (b) unreimbursed business expenses (collectively, “Payable Amounts”). All Payable Amounts shall become due and payable on the date of such termination.

6. Death. In the event of your death, the Term shall end and the obligation of the Company to make any payments whatsoever under this Agreement shall cease, except that your executors, administrators, or other legal representatives, shall be entitled to receive any Payable Amounts.

7. Termination of Employment.

(a)  Termination Without Cause. During the Term, this Agreement and your employment may be terminated by either party without Cause by giving thirty (30) days’ prior written notice of such termination to the other party; provided, however, that the Company may terminate your employment without any payment obligation immediately after you have given written notice that you intend to terminate this Agreement. In the event that the Company terminates your employment without Cause during the Term, the Company shall, subject to your execution and delivery of a general release in favor of the Company and its affiliates, and your compliance with the terms of this Agreement, pay to you a severance payment of the greater of the remaining payments due on the term of this Agreement or an Annual Base Salary otherwise payable through one (1) year from the date of termination, payable in accordance with the Company’s normal payroll practices (or, at your option, in one lump sum payment, discounted to present value using a 5% discount rate), and notwithstanding anything to the contrary, you will be entitled to such payments only if you have complied in full with the terms of this Agreement following your termination (e.g., your Non-Competition, Non-Solicitation, Confidentiality, and Return of Property obligations, etc.). In addition, (i) you shall be entitled to receive all Payable Amounts (which shall become due and payable on the date of termination) and (ii) all of your unvested options issued under the Company’s Stock Option Plan, bonuses and other compensation shall vest on the date of termination.

(b) Termination with Cause. During the Term, this Agreement and your employment may be terminated by the Company with Cause. The Company shall have no liability for any further payments to you (including, without limitation, Annual Base Salary or benefits) upon your termination for Cause, provided that you shall be entitled to receive all Payable Amounts (which shall become due and payable on the date of termination). “Cause” shall mean your:

(i)
failure or refusal to perform, or any misconduct in the performance of, any material portion of your obligations, duties and responsibilities under this Agreement, which (A) is incapable of cure or (B) has not been cured or remedied as promptly as is reasonably possible (and in any event within forty-five (45) days) after written notice from the Company to you specifying in reasonable detail the nature of such failure, refusal or misconduct; or

(ii)
material breach of this Agreement which (A) is incapable of cure, or (B) has not been cured or remedied promptly (and in any event within forty-five (45) days) after written notice from the Company to you specifying in reasonable detail the nature of such breach; or

(iii)	act or acts of dishonesty in connection with your employment; or

(iv)	commission of a felony or other crime which materially and adversely affects the Company or its business or reputation.

8. Restrictions. You acknowledge that the business in which the Company is engaged is highly competitive, and that you are a key executive of the Company. You further acknowledge that as a result of your senior position within the Company, you have acquired and will acquire extensive confidential information and knowledge of the business of the Company, and will develop relationships with, and/or knowledge of, customers, clients, employees, sales agents, middlemen and suppliers of the Company and its subsidiaries and affiliates. In light of the foregoing, you agree as follows:

(a) Non-Solicitation. While you are employed by the Company for a period of eighteen (18) months thereafter, you agree that you will not, either directly or indirectly, (i) attempt to recruit, solicit or take away any employee or consultant of Company; make known to any person, firm or corporation the names or addresses of, or any information pertaining to any employee or consultant of Company or (ii) attempt to call on, solicit or take away any customer or collaborating partner of Company or any prospective customer or collaborating partner whose identity as such was learned by you during your employment with the Company.

(b) Non-Competition. While you are employed by the Company and for and for a period of eighteen (18) months thereafter, (i) you will not directly or indirectly be interested in, as an owner, partner, member or shareholder of any entity, which engages in activities related to debt reduction, financial website portals or any other activity that is specific to the business of the Company and its affiliates from time to time (“Proscribed Activity”) provided, however, that you and members of your family may acquire (or hold) solely for investment purposes up to 5% of the outstanding equity interests in any publicly-traded company; and (ii) you will not, directly or indirectly as an employee, officer, director, partner, joint venturer, consultant or otherwise engage in any Proscribed Activity or participate, consult with, render services to or permit your name to be used or any other manner or capacity engage in any business or enterprise which engages in Proscribed Activity.

(c) No Recruiting. While you are employed by the Company and for a period of eighteen (18) months thereafter, you will not, directly or indirectly, on your own behalf or as an owner, partner, officer, director, employee or consultant of any entity, hire or offer to hire any person who is or was an employee or contractor or collaborating partner of the Company during your employment with the Company. Notwithstanding anything to the contrary, if during the period this provision is effective, you and Dan Goldberg are both no longer employed by or providing services to the Company, you may collaborate on other business endeavors which do not compete with the Company’s business.

(d) Confidentiality.

(i) You agree at all times during your employment with the Company and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company and within the scope of your employment, or to disclose (except as required by law) to any person or entity, any Confidential Information of the Company. You understand that “Confidential Information” means (i) any and all information, in whatever form, whether reduced to writing, maintained on any form of electronic media, or maintained in mind or memory, received by you or generated by you on behalf of the Company at any time before or after the date of this Agreement relating to the current or prospective business, research and development activities, products, technology, strategy, organization and/or finances of the Company, or of third parties (including affiliates, vendors, suppliers and customers) with which the Company has a business relationship and (ii) any other information, in whatever form, designated by the Company as confidential, in either of cases (i) or (ii), above, whether disclosed to, or obtained by, you prior or subsequent to the date of execution of this Agreement. Confidential Information shall include without limitation customer lists, database information, samples, demonstration models or materials and other embodiments of products or prospective products, software and other technology, projections, existing and proposed projects or experiments, processes and methodologies and trade secrets and all Developments, as defined below, but excluding (A) information that the Company deliberately and voluntarily makes publicly available and (B) information disclosed by you to comply with a court, or other lawful compulsory, order compelling you to do so, provided you give the Company prompt notice of the receipt of such order and disclosure is limited only to disclosure necessary for such purpose. You specifically acknowledge that the Confidential Information derives independent economic value from not being readily known to, or ascertainable by proper means by, others; that the Company has expended considerable sums and efforts to develop such Confidential Information; reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its affiliates, vendors, suppliers, or customers and that any retention, use or disclosure of such Confidential Information by you during the Term (except in the course of performing your duties under this Agreement) or any time after termination thereof for any reason, shall constitute a violation of this Agreement and the misappropriation of the trade secrets and Confidential Information of the Company or its affiliates, vendors, suppliers, or customers.

(ii) You recognize that the Company has received and in the future will receive Confidential Information of and from other companies subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary in performing your duties under this Agreement.

(iii) You agree that all Confidential Information, in any form, shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of your employment, or at any other time that the Company may request, you shall deliver all Confidential Information in your control to the Company or, if instructed to do so by the Company, you will delete or destroy all Confidential Information in your control.

(e) Assignment of Work Product.

(i) If at any time during your employment with the Company, you have or shall (either alone or with others, and whether before or after the date of this Agreement) make, conceive, create, discover, invent or reduce to practice any invention, design, development, improvement, process, software program, work of authorship, or technique, in whole or in part, or which results from any work which you may do for or at the request of the Company, whether or not conceived by you while on holiday, on vacation, or off the premises of the Company, including such of the foregoing items conceived during the course of employment which are developed or perfected after your termination date, whether or not patentable or registrable under copyright or similar statutes (herein called “Developments”) that (a) relates to the business of the Company or any of the products or services being developed, manufactured or sold by the Company, or (b) results directly or indirectly from tasks assigned to you by the Company or (c) results from the use of premises or property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and all rights and interests therein and all records relating to such Developments shall be the sole and absolute property of the Company. You shall promptly disclose to the Company each such Development and you shall deliver to the Company all records relating to each such Development. You hereby assign any rights (including, but not limited to, any rights under patent law and copyright law or other similar laws) you may have or acquire in the Developments to the Company, without further compensation. Where applicable, all Developments which are copyrightable works shall be works made for hire. To the extent any such work of authorship may not be deemed to be a work made for hire, you agree to, and do hereby, irrevocably, perpetually and unconditionally transfer and assign to the Company all right, title, and interest including copyright in and to such work without further compensation.

(ii) You will, during your employment with the Company and at any time thereafter, at the request and cost of the Company, promptly sign all such assignments, applications and other documents, and take such other actions, as the Company and its duly authorized agents may reasonably require: (A) to evidence the Company’s ownership of any Development and to apply for, obtain, register and vest in the name of the Company, or renew, patents, copyrights, trademarks or other similar protection for any Development in any country throughout the world and (B) to initiate or defend any judicial, administrative or other proceedings in respect of such patents, copyrights, trademarks or other similar rights.

(iii) In the event the Company is unable, after reasonable effort, to secure your signature for such purposes for any reason whatsoever, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agents and attorneys-in-fact, to act for and in your name, behalf and stead, to execute and file any such assignments, applications or other documents and to do all other lawfully permitted acts to further the obtaining and protection of such patents, copyright or trademark registrations or other rights with the same legal force and effect as if executed by you.

(iv) You represent and warrant that (A) you do not have any pre-existing inventions that relate to the business of the Company and all inventions that you have made and own the intellectual property rights to as of the Effective Date that relate to the business of the Company shall be considered Developments and are subject to the terms of Section 8(d) and (B) all Developments that you have developed or with respect to which you have been associated while employed by the Company are the sole property of the Company and that there are no other claims or ownership rights in such property with respect to any other party.

(f) Return of Property. Upon the termination of the your employment or at any other time upon written request by the Company, you shall promptly deliver to the Company all records, files, memoranda, designs, data, reports, drawings, plans, computer programs, software and other documents (and all copies or reproductions for such materials in your possession or control) belonging to the Company, including, without limitation, and Developments and/or Confidential Information and anything relating thereto.

(g) For the purposes of this Section 8, “Company” shall mean the Company and its subsidiaries and controlled affiliates.

9. General.

(a) Cooperation. During the Term and thereafter, you agree to fully cooperate with the Company or its counsel in connection with any matter, investigation, proceeding or litigation regarding any matter in which you were involved during your employment with the Company or to which you had knowledge based on your employment with the Company.

(b) Notices. Any notice or any other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given (i) when delivered by personal delivery; or (ii) two days after sending by registered mail, postage prepaid, return receipt requested, to the party entitled thereto at the address stated below.

(A)	To Company:
6477 HWY 93 South
Suite 303
Whitefish, MT 59937
Attn: Brian Ross

(B)	To Chris Meredith:
1982 Asylum Avenue
West Hartford, CT 06117

(c) No Conflict. you represent that your performance of all of the terms of this Agreement does not and will not conflict with or breach any agreement you have with any other party.

(d) Waivers. Any waiver by the Company of any provision of this Agreement shall not operate or be construed as a waiver of this Agreement or of any subsequent breach of such provision or any other provision.

(e) Survival of Terms. Your obligations under Sections 8 and 10 of this Agreement shall survive the termination of this Agreement for any reason whatsoever regardless of the manner of such termination and shall be binding upon your heirs, executors, administrators and legal representatives.

(f) Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company’s successors or assigns. The Company shall have the right to assign this Agreement.

(g) Scope of Restrictions. You agree that the unenforceability of any one clause of this Agreement shall in no way impair the enforceability of any of the other clauses. If any of the provisions of this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise, the parties hereto agree that such provisions shall be construed by the appropriate judicial body by limiting or reducing them, so as to be enforceable to the maximum extent legally permissible.

(h) Remedies. You agree that a any breach or threatened breach of Section 8 of this agreement would result in irreparable harm to the Company; therefore, in addition to its other remedies at law or in equity, the Company shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of Section 8, without the posting of any bond.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law provisions.

(j) Dispute Resolution

(i) Hierarchy of Dispute Resolution Procedures. Any dispute, controversy, or claim, whether based on contract, tort, statute, fraud, misrepresentations, or any other legal theory between the Company, on the one hand, and you, on the other hand (a “Dispute”), that arises out of or relates to this Agreement or any obligations or related services to be provided under this Agreement, shall be resolved in accordance with the procedures described in this Section 9(j). In the case of a Dispute, the parties shall establish an internal hierarchy to facilitate resolution of any Dispute as set forth below:

(A) Upon written request of the Company or you , the Company shall appoint one designated representative and you shall either represent yourself or appoint one designated representative whose task it shall be to meet for the purpose of endeavoring to resolve such Dispute. Before any initial meeting, the designated representative shall provide to each party written notice of any Dispute, which notice shall include a detailed description of the claim or dispute sufficient to allow a full analysis and complete response. Each party shall exercise good faith in providing its response to any claim or dispute, in advance of the first meeting between designated representatives. The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute in an effort to resolve the Dispute without the necessity of any further proceeding.

(B) The Company and you shall negotiate in good faith in an attempt to resolve the Dispute for a period of not greater than sixty (60) days after notice of the Dispute is received by the parties.

(ii) Arbitration

(A) If the parties are unable to resolve any Dispute as contemplated by Section 9(j)(i), such Dispute, excluding any matter relating to questions of arbitrability and any action for injunctive relief or specific performance, shall be submitted to arbitration.

(B) Any arbitration hereunder shall be conducted as a self administered arbitration in accordance with and subject to the Federal Arbitration Act (9 U.S.C. § 1 et seq., the “Arbitration Act”) to the exclusion of any state arbitration laws, and to the extent not inconsistent with the Arbitration Act, in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect (the “Arbitration Rules”). The arbitration shall occur in New York, NY.

(C) The arbitration panel shall consist of one (1) arbitrator, chosen by mutual agreement of the parties. The arbitrator shall be a lawyer, judge or mediator experienced in the resolution of commercial disputes. The relevant parties shall cooperate to select the arbitrator promptly after service of a document initiating arbitration.

(D) The award of an arbitrator shall be final and binding upon the parties to such arbitration proceeding, with only such rights of appeal or review as are available under the Arbitration Act.

(E) Except for the matters specifically addressed in the Arbitration Rules or hereafter in this Section 9(j)(ii) the procedural rules for the conduct of an arbitration under this Section 9(j)(ii) shall be established by the arbitrator consistent with the parties' intent that any arbitration hereunder is to be conducted in a streamlined and expedited manner, with limited discovery, and as economically as practicable. In addition, the following shall apply:

(1) All costs and fees of counsel and expert witnesses shall be borne by the party incurring the same; and

(2) The costs of the arbitrator shall be divided equally among the parties to any arbitration proceeding.

(k) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Company and you with respect to the subject matter hereof (except with respect to the NSO), and supersedes all prior discussions, promises, negotiations and agreements (whether written or oral). The parties agree that the NSO Agreement governs the terms of the NSO and if any provision of this Agreement conflict with the terms of the NSO Agreement, the terms of the NSO Agreement shall govern. This Agreement may be amended or modified only by a written agreement executed by the Company and you.

(l) Tax Withholding. The Company may withhold from any amounts payable under this Agreement or otherwise all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

(m) Option Award. During the Term or any extension thereof pursuant to Section 1, you shall have the right to require the Company to amend the non-qualified stock option issued by the Company to you of even date herewith to so it mirrors any option granted to Brian Ross after the date hereof in all material terms except for the number of options granted.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.

EMPLOYEE:

/s/ Chris Meredith

Chris Meredith

ACCELERIZE NEW MEDIA, INC.

BY:      /s/ Brian Ross

Brian Ross
Title: Chief Executive Officer

Exhibit A

[insert description of BCBS plan or attach copy of a bill with relevant information]